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                                                                     EXHIBIT 1.3


                              LEHMAN BROTHERS INC.
                            SALOMON SMITH BARNEY INC.
                              CHASE SECURITIES INC.
                          J. P. MORGAN SECURITIES INC.
               MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
                 As Representatives of the Several Underwriters
                            C/O LEHMAN BROTHERS INC.
                            3 World Financial Center
                            New York, New York 10285

                                 Debt Securities

                                 TERMS AGREEMENT

                                                         Dated: February 2, 2000

To:   METRICOM, INC.
      METRICOM FINANCE, INC.
      980 University Avenue
      Los Gatos, California 95032

               Re: Underwriting Agreement dated February 1, 2000.

Dear Sirs:

        We (the "Representatives") understand that Metricom, Inc., a Delaware corporation, and Metricom Finance, Inc. (each individually a "Company" and collectively, the "Issuers"), propose to issue and sell $300,000,000 aggregate principal amount of their 13% Senior Notes due 2010 (the "Senior Notes") and associated warrants to purchase an aggregate of 1,425,000 shares of Common Stock of Metricom, Inc. This agreement is a Terms Agreement referred to in the underwriting agreement dated February 1, 2000 (the "Underwriting Agreement"). Terms used herein but not otherwise defined shall have the meaning ascribed to such terms in the Underwriting Agreement, the Indenture, dated as of December 29, 1999, as supplemented by the First Supplemental Indenture thereto, dated as of February 7, 2000, relating to the Senior Notes (the "Indenture") and the Warrant Agreement, dated as of February 7, 2000. Subject to the terms and conditions set forth herein or incorporated by reference herein, the Underwriters named below (the "Underwriters") offer to purchase, severally and not jointly, the amount of Senior Notes and at the terms set forth below.
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
                                         PRINCIPAL AMOUNT OF
        UNDERWRITER                         SENIOR NOTES
        -----------                      -------------------
        Lehman Brothers Inc.                $141,000,000
        Salomon Smith Barney Inc.             72,000,000
        Chase Securities Inc.                 34,500,000
        J. P. Morgan Securities Inc.          34,500,000
        Merrill Lynch, Pierce, Fenner
           & Smith Incorporated               18,000,000
                                            ------------
        TOTAL                               $300,000,000
                                            ============

                                      TERMS

        TITLE OF DEBT SECURITIES:   Senior Notes

        SENIOR OR SUBORDINATED:     Senior

        CURRENCY:                   US Dollars

        CURRENT RATINGS:            B-/B3

        INTEREST RATE OR FORMULA:   13%

        INTEREST PAYMENT DATES:     February 15 and August 15 of each year
                                    commencing August 15, 2000.

        DATE OF MATURITY:           February 15, 2010

        UNITS: Each Senior Note must be purchased with an associated warrant to purchase 4.75 shares of Common Stock of the Company (the "Warrants"). Each unit will consist of a Warrant and $1,000 principal amount of Senior Notes. The Senior Notes and Warrants will not be separately transferable until the Separation Date, which will be the earlier of (i) August 15, 2000, (ii) the occurrence of an Event of Default under the Indenture, (iii) the occurrence of an Exercise Event, as defined in the Warrant Agreement; dated as of February 7, 2000, in connection with the Warrants and (iv) such other date as Lehman Brothers Inc. shall determine in its sole discretion.

        REDEMPTION PROVISIONS: Optional Redemption - Issuers may pay redeem a part or all of the Senior Notes on or after February 15, 2005, at the following redemption prices:

                      Year                                Redemption Price
                      ----                                ----------------
                      2005                                       108.00%


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
                      2006                                       106.00%
                      2007                                       104.00%
                      2008                                       102.00%
                      2009 and thereafter                        100.00%

               There is no provision for mandatory redemption; however, the Issuers are required to offer to purchase the outstanding Senior Notes at a purchase price equal to 101% of their principal amount in the event of a Change of Control or with the Excess Proceeds of certain Asset Sales.

        SINKING FUND REQUIREMENTS:   None

        PUBLIC OFFERING PRICE:       100%

        PURCHASE PRICE:              $229,881,495

        LISTING REQUIREMENT:         None

        CONVERTIBLE:                 No

        CONVERSION PROVISIONS:       None

        DELIVERY DATE AND LOCATION: Senior Notes in definitive global form, registered in the name of Cede & Co., as nominee of The Depository Trust Company, having an aggregate amount corresponding to the aggregate principal amount of the Senior Notes will be delivered on February 7, 2000 at the offices of Weil, Gotshal & Manges LLP, 2882 Sandhill Road, Suite 280, Menlo Park, California 94025 at 10:00 a.m., New York City time.

        ADDITIONAL REPRESENTATIONS, WARRANTIES AND AGREEMENTS: The Company represents, warrants and agrees as follows:

               1. To use the proceeds from the sale of the Senior Notes in the manner described in the prospectus supplement relating to the Senior Notes under the caption "Use of Proceeds," and not to voluntarily claim, and to resist actively any attempts to claim, the benefit of any usury laws against the holders of any Senior Notes.

               2. Not to take, directly or indirectly, any action designed to, or that might reasonably be expected to, cause or result in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Senior Notes in violation of the Exchange Act or any applicable rules of the Nasdaq National Market. Except as permitted by the Securities Act, neither the Company nor any future Guarantor will distribute any (i) Prospectus,
        (ii) Prospectus Supplement, or (iii) other offering material in connection with the offering and sale of the Senior Notes. Neither the Company nor any of its subsidiaries has (A) taken, directly or indirectly, any action designed to, or that might reasonably be expected to, cause or result in


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        stabilization or manipulation of the price of any security of the
        Company or any of its subsidiaries to facilitate the sale or resale of the Senior Notes or (B) since the date of the Preliminary Prospectus Supplement (1) sold, bid for, purchased or paid any person any compensation for soliciting purchases of the Senior Notes or (2) paid or agreed to pay to any person any compensation for soliciting another to purchase any other securities of the Company or any of its subsidiaries.

               3. None of the execution, delivery and performance of this Agreement, the issuance and sale of the Senior Notes, the application of the proceeds from the issuance and sale of the Senior Notes and the consummation of the transactions contemplated thereby as set forth in the Prospectus and Prospectus Supplement, will violate Regulations T, U or X promulgated by the Board of Governors of the Federal Reserve System or analogous foreign laws and regulations.

               4. The Company does not intend to, and does not believe that it will, incur debts beyond its ability to pay such debts as they mature. The present fair saleable value of the assets of the Company exceeds the amount that will be required to be paid on or in respect of its existing debts and other liabilities (including contingent liabilities) as they become absolute and matured. The assets of the Company do not constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Upon the issuance or assumption, as applicable, of the Senior Notes, the present fair saleable value of the assets of the Company will exceed the amount that will be required to be paid on or in respect of its existing debts and other liabilities (including contingent liabilities) as they become absolute and matured. Upon the issuance or assumption, as applicable, of the Senior Notes, the assets of the Company will not constitute unreasonably small capital to carry out its business as now conducted, including the capital needs of those entities, taking into account the projected capital requirements and capital availability.

               5. There exist no conditions that would constitute a material default (or an event which with notice or the lapse of time, or both, would constitute a material default) under the Indenture, any supplemental indenture, the Underwriting Agreement or any other Terms Agreement relating thereto or the Senior Notes.

               6. Each certificate signed by any officer of the Company and delivered to the Representatives or counsel for the Representatives on the Delivery Date shall be deemed to be a representation and warranty by the Company, as the case may be, to the Representatives as to the matters covered thereby.

               7. All licenses and authorizations issued by the Federal Communications Commission ("FCC") and state authorities governing telecommunications matters (the "Licenses") required for the operation of the business of the Company and its subsidiaries are in full force and effect there are no pending modifications, amendments or revocation proceedings which would adversely affect the operation of any of the telecommunications business currently owned by the Company and its subsidiaries (the "Businesses"). All fees requested by governmental authorities


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        pursuant to the rules governing Licenses have been paid. No event has occurred with respect to the Licenses held by the Company, or its subsidiaries, which, with the giving of notice or the lapse of time or both, would constitute grounds for revocation of any Licenses. Each of the Company and its subsidiaries is in compliance in all material respects with the terms of the Licenses, as applicable, and there is no condition, event or occurrence existing, nor is there any proceeding being conducted of which the Company has received notice, nor, to the Company's knowledge, is there any proceeding threatened, by any governmental authority, which would cause the termination, suspension, cancellation or non-renewal of any of the Licenses, or the imposition of any penalty or fine (that is material to the Company and its subsidiaries, taken as a whole) by any regulatory authority. No registrations, filings, applications, notices, transfers, consents, approvals, audits, qualifications, waivers or other action of any kind is required by virtue of the execution, delivery and performance of this Terms Agreement or any other agreement relating to the transactions contemplated hereby by the Company and the consummation of the transactions contemplated hereby and thereby, and the issuance and delivery of the Senior Notes, to avoid the loss of any such License, permit, consent, concession or other authorization or any asset, property or right pursuant to the terms thereof, or the violation or breach of any applicable law thereto.

               8. The Company and its subsidiaries have reviewed the areas within their business and operations which could reasonably be expected to have an "Year 2000 Problem" (that is, the risk that computer applications used by the Company and its subsidiaries may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999) that would have a material adverse effect on the Company and have developed a program to address on a timely basis any such problem, and (ii) based on such review and program, the "Year 2000 Problem" will not, or is not reasonably likely to, have a material adverse effect on the Company, and further, the statements contained under the caption "Risk Factors - We face risks in connection with the year 2000" in the Preliminary Prospectus Supplement and the Prospectus Supplement relating to the Common Stock are true.

        LOCK-UP PROVISIONS:           N/A

        NUMBER OF OPTION SECURITIES:  N/A

        OTHER TERMS AND CONDITIONS:

               1. The respective obligations of the Underwriters hereunder are subject to the accuracy when made on the Delivery Date, of the representations and warranties of the Company contained herein and in the Underwriting Agreement, to the performance by the Company of its obligations hereunder and thereunder, and to each of the following terms and conditions:


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                      a. Prior to the applicable Delivery Date, the Company
               shall have furnished to the Representatives such further information, certificates and documents as the Representatives may reasonably request.

                      b. The Company and the Trustee shall have entered into the supplemental indenture and the Representatives shall have received copies of executed counterparts thereof.

                      c. On or after the date hereof, (i) there shall not have
               occurred any downgrading, suspension or withdrawal of, nor shall any notice have been given of any potential or intended downgrading, suspension or withdrawal of, or of any review (or of any potential or intended review) for a possible change that does not indicate the direction of the possible change in, any rating of the Company or any securities of the Company (including, without limitation, the placing of any of the foregoing ratings on credit watch with negative or developing implications or under review with an uncertain direction) by any "nationally recognized statistical rating organization" as such term is defined for purposes of Rule 436(g)(2) under the Act, (ii) there shall not have occurred any change, nor shall any notice have been given of any potential or intended change, in the outlook for any rating of the Company or any securities of the Company by any such rating organization and (iii) no such rating organization shall have given notice that it has assigned (or is considering assigning) a lower rating to the Senior Notes than that on which the Senior Notes were marketed.

                      d. Cooley Godward LLP shall have furnished to the
               Representatives their written opinion, as counsel to the Company, addressed to the Underwriters and dated the applicable Delivery Date, in form and substance reasonably satisfactory to the Representatives, to the effect that:

                             i) The statements contained in the Prospectus under
                      the captions "Description of Debt Securities" and in the Prospectus Supplement under the captions "Management -- Executive Compensation," "Principal Stockholders" and "Description of the Notes," and insofar as they describe charter documents, contracts, statutes, rules and regulations and other legal matters, constitute an accurate summary thereof in all material respects;

                             ii) The statements contained in the Prospectus
                      Supplement under the caption "Certain U.S. Federal Income Tax Consequences," insofar as they describe federal statutes, rules and regulations, constitute an accurate summary thereof in all material respects.

                      e. The Company, Metricom Finance, Inc., the Trustee and
               the Escrow Agent shall have entered into the Pledge Agreement and each of the Representatives shall have received copies of executed counterparts thereof.


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                      f. The Company, Metricom Finance, Inc., the Warrant Agent
               and the Initial Warrant Agent shall have entered into the Warrant Agreement and each of the Representatives shall have received copies of executed counterparts thereof.

                      g. The Company, Metricom Finance, Inc., or an affiliate
               thereof shall have deposited cash or U.S. Government Securities in amounts sufficient to cover the first four cash interest payments on the Notes.

                      h. The offering of Warrants (the "Warrants Offering")
               shall have been completed, it being understood that the Warrants Offering is conditioned upon the offering of Senior Notes contemplated herein.

               2. In accordance with Section 7(a) of the Underwriting Agreement, the Underwriters severally confirm and the Company acknowledges that the statements with respect to the public offering of the Senior Notes by the Underwriters set forth in the last paragraph on the cover page of, and the information contained in the paragraphs entitled "Miscellaneous" under the caption "Underwriting" in, the Prospectus Supplement are correct and constitute the only information concerning such Underwriters furnished in writing to the Company by or on behalf of the Underwriters specifically for inclusion in the Registration Statement, Prospectus and Prospectus Supplement.

               3.     Notices to Underwriters:

                      Lehman Brothers Inc.
                      Three World Financial Center
                      New York, New York 10285
                      Attention:  World Financial Center

                      Salomon Smith Barney Inc.
                      388 Greenwich Street
                      New York, New York 10013
                      Attention:  Legal Department


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